EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Arden Group, Inc. and Consolidated Subsidiaries

We consent to the inclusion in this Annual Report on Form 10-K of Arden Group, Inc. for the year ended January 2, 2010 and to the incorporation by reference in Registration Statement on Forms S-8 (No. 333-46704 and 333-69787) of Arden Group, Inc. of our report dated March 10, 2010 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in Item 8 in this Annual Report on Form 10-K.

/s/ Moss Adams LLP
Los Angeles, California
March 10, 2010